UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2015

UNITED NATURAL FOODS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-21531	05-0376157
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

313 Iron Horse Way, Providence, RI 02908
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (401) 528-8634

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 30, 2015, United Natural Foods, Inc. (the "Company") entered into a new Agreement for Distribution of Products (the "Agreement") with Whole Foods Market Distribution, Inc. ("Whole Foods Market"), a wholly-owned subsidiary of Whole Foods Market, Inc. The Agreement replaces the Company's existing distribution relationship with Whole Foods Market, pursuant to the Agreement for the Distribution of Products dated as of September 26, 2006, as amended between the Company and Whole Foods Market (the "Prior Agreement"), which was scheduled to terminate on September 26, 2020. Unless earlier terminated in accordance with its terms, the term of the Agreement expires 10 years from the September 28, 2015 effective date of the Agreement.

The Agreement relates to all products purchased by Whole Foods Market from the Company for sale in Whole Foods Market's continental United States locations (excluding products distributed by Albert's Organics, Inc. and Tony's Fine Foods, Inc., both wholly owned subsidiaries of the Company, and products purchased by Whole Foods Market from the Company's manufacturing arms and retail divisions), and generally extends the Company's current arrangement with Whole Foods Market until September 28, 2025.

The Agreement provides for certain pricing and other terms in the event that Whole Foods Market uses the Company as its primary distributor, which requires that Whole Foods Market, in all of its regions within the continental United States, meet certain minimum purchase requirements in certain periods tied to, among other things, the Whole Foods Market region’s historical purchase volumes from the Company and the percentage of the Whole Foods region’s purchases from the Company in relation to its purchases from other wholesale natural grocery distributors.

Item 1.02. Termination of a Material Definitive Agreement.

As described under Item 1.01 above, which is incorporated herein by reference, in connection with the entry into the Agreement, the Company's Prior Agreement with Whole Foods Market terminated effective October 30, 2015. The Prior Agreement was scheduled to terminate on September 26, 2020 in accordance with its terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED NATURAL FOODS, INC.

By:	/s/ Michael P. Zechmeister
Name:	Michael P. Zechmeister
Title:	Senior Vice President, Chief Financial Officer and Treasurer

Date:    November 3, 2015